Exhibit (12)

2005 Market Street Suite 2600 Philadelphia, PA 19103 T: 215.564.8000 www.stradley.com
Richard E. Peterson
Partner
rpeterson@stradley.com
312.964.3499

[_______], 2027
BNY Mellon Emerging Markets Fund
c/o BNY Mellon Investment Adviser, Inc.
240 Greenwich Street
New York, New York 10286
BNY Mellon Global Emerging Markets Fund
c/o BNY Mellon Investment Adviser, Inc.
240 Greenwich Street
New York, New York 10286
Re:
Agreement and Plan of Reorganization
Ladies and Gentlemen:
You have requested our opinion regarding certain United States federal income tax consequences of the exchange of all of the assets of BNY Mellon Emerging Markets Fund (the “Fund”), a series of BNY Mellon Funds Trust (the “Trust”), for Class Y shares and Class A shares of BNY Mellon Global Emerging Markets Fund (the “Acquiring Fund”), a series of BNY Mellon Investment Funds II, Inc. (the “Acquiring Company”), as part of a plan of reorganization pursuant to which all of the assets of the Fund will be transferred to the Acquiring Fund, in exchange solely for Class Y shares and Class A shares of the Acquiring Fund (“Acquiring Fund Shares”) and the assumption by the Acquiring Fund of the Fund’s stated liabilities, with the Fund to then (as promptly as practicable thereafter) distribute those Acquiring Fund Shares to its shareholders of record and liquidate.
        In connection with this opinion, we have examined the Registration Statement on Form N-14 (File No. 333-[_______]) (as amended through the date hereof and including the Prospectus/Proxy Statement contained therein, the “Registration Statement”), the Agreement and Plan of Reorganization, dated as of September 15, 2026, between the Trust, on behalf of the Fund, and the Acquiring Company, on behalf of the Acquiring Fund (the “Reorganization Agreement”), the officer’s certificate of the Trust, on behalf of the Fund, addressed to us, dated as of the date hereof (the “Trust Officer’s Certificate”), and the officer’s certificate of the Acquiring Company, on behalf of the Acquiring Fund, addressed to us, dated as of the date hereof (the “Acquiring Company Officer’s Certificate” and, together with the Trust Officer’s Certificate, the “Officer’s Certificates”). In rendering this opinion, we are assuming that the facts and information contained in the Registration Statement are true, correct, and complete (including that the representations made by the Trust, on behalf of the Fund, and the Acquiring Company, on behalf of the Acquiring

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BNY Mellon Emerging Markets Fund
BNY Mellon Global Emerging Markets Fund
[_______], 2027

Fund, are true and correct now and will continue to be true and correct as of the Closing Date), that the representations made by the Trust, on behalf of the Fund, and the Acquiring Company, on behalf of the Acquiring Fund, in the Officer’s Certificates are true and correct now and will continue to be true and correct as of the Closing Date, that any representations made in such Officer’s Certificates which are qualified by knowledge or qualifications of like import are true and correct now and will continue to be true and correct as of the Closing Date without such qualifications, and we are relying on each of such representations. In addition, our opinion set forth below assumes (i) the genuineness of all signatures, (ii) the legal capacity of natural persons and the authenticity of all documents we have examined, (iii) the authenticity of any document and genuineness of any signature submitted to us as originals, (iv) the conformity to the original of all copies of documents submitted to us, (v) the authenticity of the originals of such copies, (vi) the accuracy of the representations of each party to the Reorganization Agreement, (vii) the accuracy of the oral or written statements and representations of officers and other representatives of the Trust, the Fund, the Acquiring Company and the Acquiring Fund, (viii) the due authority, execution, and delivery by each of the parties to the Reorganization Agreement, (ix) that the Reorganization Agreement constitutes the legal, valid, and binding obligation of each of the parties thereto, (x) that each of the representations set forth in the Officer’s Certificates is and will remain true, correct, and complete, and (xi) that each of the parties to the Reorganization Agreement will perform all of their obligations in the manner described therein. Any capitalized terms used but not defined herein shall have the meaning given to such terms in the Reorganization Agreement.
Opinion
Based on the foregoing, and our review and analysis of the current state of the law, it is our opinion that for federal income tax purposes:
a)
the transfer of all of the Fund’s Assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Fund’s stated liabilities, followed by the distribution by the Fund of those Acquiring Fund Shares pro rata to Fund Shareholders in complete liquidation of the Fund, will qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code, and each of the Fund and the Acquiring Fund will be “a party to a reorganization” within the meaning of Section 368(b) of the Code;
b)
no gain or loss will be recognized by the Acquiring Fund upon the receipt of the Fund’s Assets in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Fund’s stated liabilities pursuant to the Reorganization, and pursuant to Sections 361(a), 357(a) and 1032(a) of the Code;
c)
no gain or loss will be recognized by the Fund upon the transfer of the Fund’s Assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Fund’s stated liabilities or upon the distribution of those Acquiring Fund Shares to Fund Shareholders in

BNY Mellon Emerging Markets Fund
BNY Mellon Global Emerging Markets Fund
[_______], 2027

exchange (whether actual or constructive) for their shares of the Fund in liquidation of the Fund pursuant to the Reorganization pursuant to Section 361(c)(1) of the Code;
d)
no gain or loss will be recognized by Fund Shareholders upon the exchange of their shares of the Fund for Acquiring Fund Shares pursuant to the Reorganization;
e)
the aggregate tax basis for the Acquiring Fund Shares received by each Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis for the Fund shares held by such Fund Shareholder immediately prior to the Reorganization pursuant to Section 358(a)(1) of the Code, and the holding period of those Acquiring Fund Shares received by each Fund Shareholder will include the period during which the Fund shares exchanged therefor were held by such Fund Shareholder (provided the Fund shares were held as capital assets on the date of the Reorganization); and
f)
the tax basis of each Fund Asset acquired by the Acquiring Fund will be the same as the tax basis of such Asset to the Fund immediately prior to the Reorganization under Section 362(b) of the Code, and the holding period of each Asset of the Fund in the hands of the Acquiring Fund will include the period during which that Asset was held by the Fund (except where the Acquiring Fund’s investment activities have the effect of reducing or eliminating a Fund Asset’s holding period) pursuant to Section 1223(2) of the Code.
g)
the Acquiring Fund will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the Treasury Regulations) the items of the Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Section 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder.
This opinion is limited to the tax matters specifically covered herein, and we have not been asked to address, nor have we addressed, any other tax consequences of the Reorganization. The opinion herein is based on current authorities and upon facts and assumptions as of the date of this opinion, including those described as above. The opinion is subject to change in the event of a change in the applicable law or change in the interpretation of such law by the courts or by the Internal Revenue Service, or a change in any of the facts and assumptions upon which it is based. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly modify the statements and opinions expressed herein. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion represents only our best legal judgment, and has no binding effect or official status of any kind, so that no assurance can be given that the positions set forth above will be sustained by a court, if contested.

BNY Mellon Emerging Markets Fund
BNY Mellon Global Emerging Markets Fund
[_______], 2027

This opinion is furnished to you for use in connection with the Reorganization and the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the filing of this opinion as an exhibit to any application made by or on behalf of the Acquiring Fund or any distributor or dealer in connection with the qualification of the Acquiring Fund Shares under the securities laws of any state or jurisdiction, and to the references to our firm name in the Prospectus/Proxy Statement in connection with the references to this opinion and the material United States federal income tax consequences of the Reorganization. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Stradley Ronon Stevens & Young, LLP

BNY Mellon Emerging Markets Fund
BNY Mellon Global Emerging Markets Fund
[_______], 2027

EXHIBIT

FUND (AND SHARE CLASSES)	ACQUIRING FUND (AND SHARE CLASSES)*	CLOSING DATE
BNY Mellon Emerging Markets Fund	BNY Mellon Global Emerging Markets Fund	February 19, 2027
Class M shares	Class Y shares
Investor shares	Class A shares

_________________
*  The Acquiring Fund also issues Class C shares and Class I shares.  There will be no exchange of Class C shares or Class I shares of the Acquiring Fund in connection with the Reorganization.